EXHIBIT 10.2

HARRIS CORPORATION
2005 EQUITY INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT
TERMS AND CONDITIONS
(AS OF JUNE 28, 2008)

1. Performance Share Award – Terms and Conditions. Under and subject to the provisions of the Harris Corporation 2005 Equity Incentive Plan (as amended from time to time, the “Plan”) and upon the terms and conditions set forth herein (these “Terms and Conditions”), Harris Corporation (the “Corporation”) has granted to the employee receiving these Terms and Conditions (the “Employee”) a Performance Share Award (the “Award”) of such number of shares of common stock, $1.00 par value per share (the “Common Stock”), of the Corporation as set forth in the Award Letter (as defined below) from the Corporation to the Employee (such shares, as may be adjusted in accordance with Sections 1(c), 1(d) and 1(e) of these Terms and Conditions, the “Performance Shares”). Such Award is subject to the following Terms and Conditions (these Terms and Conditions, together with the Corporation’s letter to the Employee specifying the number of shares subject to the Award and the Performance Period and certain other terms (the “Award Letter”) and the Statement of Performance Goals (as defined below) related thereto, are referred to as the “Agreement”).

(a) Performance Period. For purposes of the Agreement, the “Performance Period” shall be the Performance Period set forth and designated as such in the Award Letter.

(b) Release of Award. Provided the Award has not previously been forfeited, as soon as administratively practicable following the expiration of the Performance Period and the satisfaction of the applicable tax withholding obligations, the Corporation shall at its option, cause the Performance Shares as to which the Employee is entitled pursuant hereto: (i) to be released without restriction on transfer by delivery to the custody of the Employee of a stock certificate registered in the name of the Employee or his or her designee or (ii) to be credited without restriction on transfer to a book-entry account for the benefit of the Employee or his or her designee maintained by the Corporation’s stock transfer agent or its designee.

(c) Satisfaction of Performance Objectives.

(i) The Performance Shares are granted to the Employee subject to the prohibitions on transfer set forth in Section 4 below, which shall lapse, if at all, based upon attainment during the Performance Period of the performance objectives set forth in the Statement of Performance Goals delivered to the Employee at the time of the Award (the “Statement of Performance Goals”).

(ii) The number of Performance Shares actually earned shall be contingent upon the attainment during the Performance Period of the performance objectives set forth in the Statement of Performance Goals. The number of Performance Shares actually earned shall be determined upon the expiration of the Performance Period in accordance with the Statement of Performance Goals. The final determination of the number of Performance Shares actually earned and to be released without restriction on transfer will be authorized by the Harris Board of Directors, the Board Committee, or its designee. Performance Shares will be forfeited (A) if they are not earned at the end of the Performance Period or (B) except as otherwise provided herein, if the Employee ceases to be employed by the Corporation at any time prior to the expiration of the Performance Period.

(iii) If employment is commenced after the first day of the first fiscal year of the Performance Period (such commencement date is referred to as the “Start Date”), the Employee shall be eligible to receive a pro-rata portion of the Performance Shares which would have been issued to the Employee under the Award at the end of the Performance Period determined in accordance with the prior provisions of this Section 1(c), and the remaining Performance Shares subject to the Award shall be automatically forfeited. Such forfeited portion shall be measured by a fraction, of which the numerator is the number of days between the first day of the first fiscal year of the Performance Period and the Start Date, and the denominator is the number of days of the Performance Period. Other than with respect to the final payout, the pro-ration pursuant to this Section will not otherwise impact the Award (e.g., the Employee will have full voting rights and will be entitled to receive dividend equivalent payments and other distributions with respect to all Award shares).

(d) Rights During Performance Period. During the Performance Period, the Employee may exercise full voting rights with respect to all Performance Shares subject to the Award and shall be entitled to receive cash dividends and other distributions paid with respect to the Performance Shares. If any such dividend or distribution is paid in securities of the Corporation (including additional shares of Common Stock), such securities shall be subject to the same restrictions and conditions as the Performance Shares in respect of which such dividend or distribution was made. If the number of outstanding shares of Common Stock is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Corporation, the Performance Shares subject to this Award shall be adjusted to correspond to the change in the Corporation’s outstanding shares of Common Stock. For the avoidance of doubt, upon the expiration of the Performance Period, the Employee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of shares to which the Employee is entitled pursuant hereto.

(e) Adjustments to Award. The number of Performance Shares subject to the Award is based upon the assumption that the Employee shall continue to perform substantially the same duties throughout the Performance Period, and such number of Performance Shares may be reduced or increased by the Board of Directors or the Board Committee or its designee without formal amendment of the Agreement to reflect a change in duties during the Performance Period.

2. Forfeiture; Termination of Employment. Except in the event of a Change of Control covered in Section 5 herein or as otherwise provided in the Award Letter, if the Employee ceases to be an employee of the Corporation prior to the expiration of the Performance Period:

(a) for any reason other than (i) death, (ii) permanent disability (as determined by the Corporation), (iii) retirement after age 55 with ten or more years of full-time service, or (iv) involuntary termination of employment of the Employee by the Corporation other than for Misconduct, all Performance Shares subject to the Award shall be automatically forfeited upon such termination of employment; or

(b) due to (i) death, (ii) permanent disability, (iii) retirement after age 55 with ten or more years of full-time service, or (iv) involuntary termination of employment by the Corporation other than for Misconduct, the Employee shall be eligible to receive a pro-rata portion of the Performance Shares which would have been issued to the Employee under the Award at the end of the Performance Period determined in accordance with the provisions of Section 1(c) hereof, and the remaining Performance Shares subject to the Award shall be automatically forfeited. Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of days of the Performance Period during which the Employee’s employment continued, and the denominator is the number of days of the Performance Period. Termination of employment of the Employee by the Corporation for deliberate, willful or gross misconduct, as determined by the Corporation, shall constitute “Misconduct.”

3. Transfer of Employment. If the Employee transfers employment from one business unit of the Corporation or an Affiliate to another business unit or Affiliate during a Performance Period, the Employee shall be eligible to receive the number of Performance Shares determined by the Board of Directors or the Board Committee or its designee based upon such factors as the Board of Directors or the Board Committee or its designee, as the case may be, in its sole discretion may deem appropriate.

4. Prohibition Against Transfer. Until the expiration of the Performance Period and payout of the Award pursuant to Section 1(b), the Award and the Performance Shares subject to the Award and the rights granted under these Terms and Conditions and the Agreement are not transferable except to family members or trusts by will or by the laws of descent and distribution, provided that the Award and the Performance Shares subject to the Award may not be so transferred to family members or trusts except as permitted by applicable law or regulations. Without limiting the generality of the foregoing, except as aforesaid, until the expiration of the Performance Period and payout of the Award pursuant to Section 1(b), the Award and such shares may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

5. Change of Control. (a) Upon a Change of Control of the Corporation as defined in Section 11.1 of the Plan, the performance objectives shall be conclusively deemed to have been attained immediately upon the occurrence of such Change of Control. The Performance Shares subject to the Award shall be released without restriction on transfer to the Employee at the end of the Performance Period; provided, however, that, following such Change of Control but prior to the end of the Performance Period: (i) in the event of the Employee’s death, termination due to permanent disability, retirement after age 55 with ten or more years of full-time service, or involuntary termination other than for Cause, the Performance Shares subject to the Award shall be vested immediately and released without restriction on transfer as soon as administratively practicable; (ii) in the event of the Employee’s resignation or termination for Cause, the Performance Shares subject to the Award shall be forfeited; and (iii) in the event of a “change in the Corporation’s capital structure,” the Performance Shares subject to the Award shall be vested immediately and, at the election of the Employee, released without restriction on transfer or shall be converted and paid in cash. The amount of the cash payment made under this Section 5 will be an amount equal to the number of Performance Shares subject to the Award multiplied by the highest price per share paid in any transaction reported on the New York Stock Exchange Composite Index: (A) during the sixty (60) day period preceding and including the date of a “change in the Corporation’s capital structure;” or (B) during the sixty (60) day period preceding and including the date of the Change of Control. An Award in Performance Shares or cash shall be paid as soon as administratively practicable following a “change in the Corporation’s capital structure,” but no later than the end of the calendar year in which the change in the Corporation’s capital structure occurs.

(b) For purposes hereof, a “change in the Corporation’s capital structure” shall be deemed to have occurred if:

(i) the Common Stock is no longer the only class of the Corporation’s common stock;

(ii) the Common Stock ceases to be, or is not readily, tradable on an established securities market (in the United States) within the meaning of Section 409 (l)(1) of the Internal Revenue Code of 1986, as amended;

(iii) the Corporation issues warrants, convertible debt, or any other security that is exercisable or convertible into Common Stock, except for rights granted under the Plan; or

(iv) the ratio of total debt to total capitalization exceeds 45 percent. Total debt is the total debt for borrowed money. Total capitalization is consolidated total assets of the Corporation less consolidated total liabilities of the Corporation.

(c) “Cause” shall mean (i) a material breach by the Employee of the duties and responsibilities of the Employee (other than as a result of incapacity due to physical or mental illness) which is (A) demonstrably willful, continued and deliberate on the Employee’s part, (B) committed in bad faith or without reasonable belief that such breach is in the best interests of the Corporation and (C) not remedied within fifteen (15) days after receipt of written notice from the Corporation which specifically identifies the manner in which such breach has occurred or (ii) the Employee’s conviction of, or plea of nolo contendere to, a felony involving willful misconduct which is materially and demonstrably injurious to the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Corporation. Cause shall not exist unless and until the Corporation has delivered to the Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) days notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i) or (ii) has occurred and specifying the particulars thereof in detail. The Corporation must notify the Employee of any event constituting Cause within ninety (90) days following the Corporation’s knowledge of its existence or such event shall not constitute Cause under these Terms and Conditions.

6. Miscellaneous. These Terms and Conditions and the other portions of the Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Corporation; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan, may not be amended without the written consent of both the Corporation and the Employee. The Agreement shall not in any way interfere with or limit the right of the Corporation to terminate the Employee’s employment or service with the Corporation at any time, and no contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part. For the purposes of these Terms and Conditions and the Agreement, (a) employment by the Corporation, any Subsidiary or a successor to the Corporation shall be considered employment by the Corporation, and (b) references to “termination of employment,” “cessation of employment,” “ceases to be employed,” “ceases to be an Employee” or similar phrases shall mean the last day actually worked (as determined by the Corporation), and shall not include any notice period, or any period of severance or separation pay or pay continuation (whether required by law or custom or otherwise provided) following the last day actually worked. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Internal Revenue Code of 1986, as amended), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Corporation.

7. Securities Law Requirements. The Corporation shall not be required to issue shares pursuant to the Award, to the extent required, unless and until (a) such shares have been duly listed upon each stock exchange on which the Corporation’s Common Stock is then registered; and (b) a registration statement under the Securities Act of 1933 with respect to such shares is then effective.

8. Board Committee Administration. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

9. Adjustments. Non-recurring losses or charges which are separately identified and quantified in the Corporation’s audited financial statements and notes thereto including, but not limited to, extraordinary items, changes in tax laws, changes in generally accepted accounting principles, impact of discontinued operations, restructuring charges, restatement of prior period financial results, shall be excluded from the calculation of performance results for purposes of the Plan. However, the Board Committee can choose to include any or all such non-recurring items as long as inclusion of each such item causes the Award to be reduced.

10. Impact of Restatement of Financial Statements upon Awards. If any of the Corporation’s financial statements are restated, as a result of errors, omissions, or fraud, the Board Committee may (in its sole discretion, but acting in good faith) direct that the Corporation recover all or a portion of any Award or payment made to the Employee with respect to any fiscal year of the Corporation the financial results of which are negatively affected by such restatement. The amount to be recovered shall be the amount by which the affected Award or payment exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Board Committee shall determine. The Board Committee shall determine whether the Corporation shall effect any such recovery: (a) by seeking repayment from the Employee; (b) by reducing (subject to applicable law, including without limitation, Section 409A of the Code and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Corporation, a Subsidiary or any of its Affiliates; (c) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Corporation’s otherwise applicable compensation practices; or (d) by any combination of the foregoing or otherwise.

11. Incorporation of Plan Provisions. These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of these Terms and Conditions and the Agreement and the Plan, the terms of the Plan shall govern.